Exhibit 99.2

Talking Points for Employee Meetings regarding the Merger

Internal Talking Points

Background

•                  With our pivot over the last few years to being primarily a franchise business, we have seen the expected reduction in total revenue

•                  While revenues have declined as expected, (they now largely consist of franchise royalties), the costs of maintaining our status as a publicly traded company have remained constant.

•                  The reduction in revenue makes it very expensive for Jamba to continue to operate as a public company.

o                 Resources required

o                 Cost of being public

o                 Distraction from focus on the business

•                  As a result, we have been exploring our options to exit the public market and take our company private again.

•                  In order to do that, we engaged Northpoint Capital as our advisors and over the last 4 months, we conducted a thorough and comprehensive process to identify and assess our options.

The Decision

•                  Following the completion of this process, along with a detailed review and discussion with our board, we have decided to accept an offer from Focus Brands to merge the company with them and incorporate Jamba into the Focus portfolio.

Who is Focus Brands, Inc.

•                  Focus Brands is the franchisor and operator of more than 5,000 restaurants, cafes, ice cream shoppes and bakeries in the United States, the District of Columbia, Puerto Rico and over 50 foreign countries under the brand names Carvel®, Cinnabon®, Schlotzsky’s®, Moe’s Southwest Grill®, Auntie Anne’s® and McAlister’s Deli®, as well as Seattle’s Best Coffee® on certain military bases and in certain international markets.  Focus is owned by affiliates of Roark, a private equity firm that owns a wide variety of restaurants like Buffalo Wild Wings, Jimmy John’s, Arby’s, and others.

•                  Focus brings a terrific history of franchise success and a deep set of capabilities to support their brands and their franchise communities.

•                  We are excited to be able to access these capabilities for the benefit of our franchisees and are confident this decision is in the best interest of our brand, our franchisees, our shareholders and our employees.

What Happens Next?

•                  The transaction will likely take about 2 months to complete and there will be a lot of work to be completed by all sides in that period.

•                  At the same time, we must also focus on continuing to drive the Jamba business forward during this period.

•                  We will spend time with Focus over the next days and weeks to understanding more about their strategy and initial thoughts for integrating Jamba into their portfolio.

•                  While this process is obviously a significant distraction, I encourage each of us to focus on our work at hand and continue to perform at your usual very high level of excellence.

What does this mean for my job?

•                  At this point, we have not discussed any specific organizational plans with the Focus team and so there are no immediate changes to anyone’s role.

•                  The Focus team has consistently voiced their positive impression of the Jamba team and what you all have accomplished over the last 2 years.

•                  They also pointed out that not all of their businesses are based at their headquarters in Atlanta (Auntie Anne’s remains in Pennsylvania).

•                  More specific discussions about their plans will take place as the process unfolds.

•                  The Focus team are an experienced and very high integrity team and so I am confident that they will approach all of these questions in a thoughtful and empathetic way, consistent with the values that we hold at Jamba.

How Will We Be Kept Up To Date on What’s happening?

•                  As you have questions while the merger process is being completed, feel free to reach out to me or anyone on the Operating Committee.

•                  As always, please refer any outside inquires to Josh, Todd, or myself and keep in mind that we continue to be a publically traded company whose communication and disclosure must be handled in an appropriate and confidential manner.

•                  You have my commitment that we will communicate everything we can as soon as we can.

Questions?

Additional Information and Where to Find It

The proposed acquisition (the “tender offer”) of Jamba, Inc. (“Company”) described above has not yet commenced. This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Company stock. At the time the tender offer is commenced, Jay Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Focus Brands Inc. (“Parent”) will file a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of the Company are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they may be amended from time to time, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement will be available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC will be made available to all stockholders of the Company free of charge from the information agent for the tender offer.  The solicitation/recommendation statement and the other documents filed by the Company with the SEC will be made available to all stockholders of the Company free of charge at www.ir.jambajuice.com.

Forward-Looking Statements

Certain forward-looking statements made in this communication, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the surviving company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.  Forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict.  As a result,  actual future results and trends may differ materially from what is forecast in forward-looking statements.   The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements:  (i) uncertainties as to the timing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility that prior to the completion of the transactions contemplated by the merger agreement, the Company’s business may experience significant disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Parent, Merger Sub and the Company, as applicable.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Parent, Merger Sub and the Company do not undertake any obligation to update or publicly release any revisions to any forward looking statements to reflect events, circumstances or changes in expectations after the date of this communication.